UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2019

ICF International, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33045	22-3661438
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9300 Lee Highway, Fairfax, Virginia		22031
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 934-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock	ICFI	NASDAQ

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 1, 2019, John Wasson has been elected President and Chief Executive Officer, and a member of the Board of Directors, of ICF International, Inc.  Sudhakar Kesavan continues with the Company as Executive Chairman and a member of the Board, and the Company’s Principal Executive Officer. Mr. Wasson has been elected to serve as a Class 1 Director to the Company’s Board of Directors with a term expiring at the 2022 annual meeting of stockholders.  It is not anticipated that he will serve as a member of any committees of the Board.

Mr. Wasson, age 58, has been with the Company since 1987. Mr. Wasson has served the Company in various capacities over the last thirty-two (32) years, joining the Company as an associate in 1987, becoming an officer of the Company in 1994, COO in 2003, and adding the title of President in 2010. As President and COO Mr. Wasson was responsible for the day-to-day management of the Company’s client-facing operating groups and corporate business development. He played a key leadership role in setting ICF’s strategic direction, managing P&L, overseeing high level business development and recruiting, managing the Company’s culture, and ensuring the successful integration of acquisitions into the Company. Mr. Wasson previously worked as a staff scientist at the Conservation Law Foundation of New England and as a researcher at the Massachusetts Institute of Technology Center for Technology, Policy and Industrial Development. Mr. Wasson holds a Master of Science degree in Technology and Policy from the Massachusetts Institute of Technology and a Bachelor of Science in Chemical Engineering from the University of California, Davis.

Mr. Wasson does not have an employment agreement with the Company but has entered to a revised Restated Severance Protection Agreement, briefly described below and attached as Exhibit 10.xx.

Certain changes in Mr. Wasson’s compensation and severance arrangements will become effective on October 1.  His base salary will increase from $697,265 to $800,000 and his target short term incentive will increase from 80% of base salary ($557,812) to 100% of base salary ($800,000).  A one-time Restricted Stock Unit grant of $500,000, vesting over three years, will be made in the first open period subsequent to his October 1 election to the chief executive officer role.  These changes take into account Mr. Wasson’s assumption of additional duties as chief executive officer and market practice for transitions of this type.

Mr. Wasson has had two severance-related agreements with the Company that are more than ten years old, one that applied following a change of control and one that applied more generally.  The two agreements have been streamlined as one agreement to cover both scenarios and are viewed by the Company as being more in line with current market practice.  The definitions of “Cause” and “Good Reason” in the agreements have been updated.  In general terms, in the event of an involuntary termination of Mr. Wasson upon death or disability, by the Company without Cause, or voluntary termination by Mr. Wasson without Good Reason, Mr. Wasson would be entitled to his accrued compensation and, except in the case of termination for Cause, a pro rata bonus for the portion of the year prior to the termination. In the event of termination not within 24 months after a change of control, by the Company without Cause or by Mr. Wasson for Good Reason, he would receive (a) his accrued compensation, (b) pro rata bonus, (c) 24 months of health and certain other benefits, and (d) two times the sum of his base salary plus target annual incentive plan bonus. In the event of termination within 24 months after a change of control, by the Company without Cause or by Mr. Wasson for Good Reason, he would receive (a) his accrued compensation, (b) pro rata bonus, (c) 36 months of health and certain other benefits, and (d) three times the sum of his base salary plus target annual incentive plan bonus.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Restated Severance Protection Agreement between John Wasson and ICF International, Inc. dated October 1, 2019.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICF International, Inc.

Date: October 1, 2019	By:	/s/ Sudhakar Kesavan
Sudhakar Kesavan
Executive Chairman